As filed with the Securities and Exchange Commission on June 9, 1997
                                                      Registration No. 333-25177
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                 (Name of small business issuer in its charter)


             Washington                                   91-1744587
    (State or other jurisdiction                       (I.R.S. Employer
         of incorporation)                          Identification Number)

               434 Olds Station Road, Wenatchee, Washington 98801
                           (509) 664-8000 (telephone)
                           (509) 664-6868 (facsimile)
                   (Address, telephone and facsimile number of
                    Registrant's principal executive offices)

                           Donald A. Wright, President
                              434 Olds Station Road
                           Wenatchee, Washington 98801
                                 (509) 664-8000
           (Name, address, and telephone number of agent for service)

                                    Copy to:

                                Sheryl A. Symonds
                                 Stoel Rives LLP
                    3600 Union Square, 600 University Street
                         Seattle, Washington 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

                                   ----------

              Approximate date of commencement of proposed sale to the public: From time to time after this Registration
                          Statement becomes effective.

                                   ----------

     If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                           Proposed Maximum      Proposed Maximum
Title of Each Class of Securities       Amount to be        Offering Price      Aggregate Offering       Amount of
          to be Registered             Registered (1)        Per Share (2)            Price (2)       Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock.........................     1,948,541              $3.25             $6,332,758.25           $1,919
======================================================================================================================

(1) Includes 1,920,762 shares of Common Stock that would be issuable as of June
6, 1997, assuming conversion of 50,000 shares of Series A Convertible Preferred
Stock as of that date, plus a presently indeterminable number of shares, if any, as shall be issuable from time to time as required by the terms of the Company's
Series A Convertible Preferred Stock, up to a total maximum of 1,948,541 shares of Common Stock. See "Selling Shareholders."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices for the Common Stock on June 5, 1997 as reported on the Nasdaq National Market, and assumes the conversion and sale of all 50,000 shares of Series A Convertible
Preferred Stock as of that date. See "Selling Shareholders."

================================================================================

PROSPECTUS
Issued June 11, 1997

                                1,948,541 SHARES

                      PACIFIC AEROSPACE & ELECTRONICS, INC.

                                  COMMON STOCK

     This Prospectus relates to up to 1,948,541 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of Pacific Aerospace & Electronics, Inc. (the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

     All the Shares were "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their registration hereunder. The Company sold 50,000 shares of Series A Convertible Preferred Stock, $.001 par value per share (the "Convertible Preferred Stock"), to the Selling Shareholders in a private transaction in February 1997. The Shares registered hereunder are shares of Common Stock issuable on conversion of the Convertible Preferred Stock as of the date of this Prospectus, plus an indeterminate number of additional shares of Common Stock, up to a total maximum of 1,948,541 Shares, that may become issuable on such conversion. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "PCTH." On June 5, 1997, the closing sale price for the Common Stock as reported on the Nasdaq National Market was $3.25 per share.

           SEE "RISK FACTORS" AT PAGE 5 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                        --------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereby shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

                               -------------------

                                TABLE OF CONTENTS

                                                                       Page

    Available Information.................................................3
    Incorporation of Certain Documents by Reference.......................3
    Risk Factors..........................................................5
    Selling Shareholders ................................................11
    Plan of Distribution.................................................12
    Indemnification of Directors and Officers............................13
    Experts..............................................................13

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby, of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 on the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Its address is http://www.sec.gov. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person who receives a copy of this Prospectus, on written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated). Requests should be directed to Pacific Aerospace & Electronics, Inc., 434 Olds Station Road, Wenatchee, Washington 98801, Attention: Nick A. Gerde, (509) 664-8000.

     The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996;

     (2) the Company's Quarterly Reports on Form 10-QSB for the three-month periods ended August 31, 1996, November 30, 1996, and February 28, 1997;

     (3) the Company's Current Reports on Form 8-K filed with the Commission on December 12, 1996, March 12, 1997, and May 15, 1997;

     (4) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended May 31, 1996; and

     (5) the description of the capital stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on February 6, 1997.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this Offering shall be deemed incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any later-filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

     The Company's principal offices are located at 434 Olds Station Road, Wenatchee, Washington 98801, and its telephone number is (509) 664-8000.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors listed below and information elsewhere in this Prospectus. Investors should carefully consider the following risk factors and the other information in this
Prospectus:

     History of Net Losses. The Company reported net losses of $1,098,000 in fiscal 1994, $1,411,000 in fiscal 1995, and $882,000 in fiscal 1996. Although the Company achieved a profit in each of the first three quarters of fiscal 1997, the Company has not yet demonstrated a long-term ability to sustain substantial profitable operations. The Company's ability to maintain profitable operations in the future will depend on many factors, including the Company's ability to assimilate its recent and potential future acquisitions and to finance its subsidiaries' production, the degree of market penetration of its products, its ability to develop new products, the degree of market acceptance of new products, and the level of competition in the markets in which the Company operates. The Company's orders and backlog are growing, and the Company must spend more to support a higher level of inventory and operations. These requirements will affect cash flow and results of operations over the short term and may result in significant future losses if expected growth is not sustained.

     Integration of Acquisitions; Management of Growth. As part of its business strategy, the Company has recently grown rapidly as a result of several acquisitions that have placed, and will continue to place, a significant strain on its management, financial and other resources. The Company intends to continue to evaluate opportunities for growth by expanding current operations and acquiring other entities, products or technology. There is no assurance that the Company will be able to implement its growth strategy or that this strategy ultimately will prove successful. Recent and any future acquisitions may subject the Company to many risks, including risks relating to integrating and managing the operations and personnel of acquired companies, maintaining uniform standards, controls, procedures and policies, potential disruption of the Company's ongoing business, and possible impairment of relationships with employees and customers as a result of the integration of any new management or other personnel. Any future acquisitions could adversely affect the Company's results of operations due to the risks of assessing the value, strengths, and weaknesses of acquisition candidates or new products, diversion of management attention from the Company's existing businesses, reduction of the Company's cash, disruption of product development cycles, dilution of earnings per share, or other factors. The Company's ability to manage its current and future growth will require it to implement and improve its operational, financial, budgeting, management information and internal control systems. The Company's success will depend on its management's ability to implement these changes effectively and to manage the Company's operations over the long term. The Company's historical acquisitions have been made, and any future acquisitions will be made, on the assumption that certain synergies and other operating efficiencies can be achieved in the combined operation. While the Company believes that it has gained some of the expected benefits from its acquisitions, there is no assurance that it will achieve or sustain all of the expected benefits. A failure to achieve or sustain the expected benefits of any acquisition could result in that acquisition having a detrimental effect on the Company's results of operations, cash flow, and financial condition.

     Dependence on Significant Customers. The Cashmere Manufacturing Co., Inc. subsidiary of the Company ("Cashmere") historically has depended almost entirely on The Boeing Company ("Boeing"), although the percentage of its Boeing sales decreased to approximately 73% of Cashmere's total net sales in fiscal 1996. Approximately 66% of Cashmere's total net sales for the first three quarters of fiscal 1997 were to Boeing. Sales by Cashmere and other Company subsidiaries to Boeing were approximately 28% of the Company's consolidated net sales for fiscal 1996 and 22% for the first three quarters of fiscal 1997. As a result, general economic conditions and events affecting Boeing, all of which are outside the Company's control, may have a significant impact on Cashmere's sales and consequently on the Company's overall results of operations. For example, a change in inventory practices at Boeing and a general downturn in the aerospace market led to an almost 50% drop in Cashmere's sales in calendar year 1993. A machinists' union strike at Boeing during the winter of 1995- 1996 slowed Cashmere's sales to Boeing, although such sales have recently increased. Cashmere has entered into contracts with Boeing that extend beyond one year to supply parts at fixed prices, and, accordingly, aluminum or other metal price increases or other cost increases can adversely affect Cashmere's margins on the sale of those parts. The Company's Morel Industries, Inc. subsidiary ("Morel"), which the Company acquired in December 1995, depends on PACCAR Inc. and its Kenworth and Peterbilt divisions (collectively, "PACCAR"). Net sales to PACCAR constituted 75% of Morel's net sales in fiscal 1996 and 66% of Morel's net sales for the first three quarters of fiscal 1997. Net sales to PACCAR in the first three quarters of fiscal 1997 constituted 24% of the Company's consolidated net sales for that period. PACCAR has no contractual obligation to continue to place orders for Morel's products, and Boeing has considerable flexibility under its contract with Cashmere to reduce its level of orders or to cease ordering products from Cashmere. Both Cashmere and Morel have developed and are implementing strategies intended to decrease their reliance on sales to these primary customers. However, there is no assurance that either Cashmere or Morel can successfully reduce its reliance on Boeing and PACCAR, respectively, to a degree that will protect the Company if sales to these primary customers decrease unexpectedly.

     Possible Need for Additional Long-Term Capital. The Company expects that its existing capital resources and expected revenue from operations will be adequate to satisfy its capital requirements for at least the next 12 months. The Company's actual capital needs, however, will depend on many factors, including the amount of revenue generated from operations, the cost of increasing the Company's sales and marketing activities, the ability of third-party suppliers to meet product commitments, and any future acquisitions, none of which can be predicted with certainty. There is no assurance that the Company will not require additional capital sooner than expected. The Company may receive additional funds on the exercise of outstanding warrants and stock options, but there is no assurance that any such warrants or stock options will be exercised. Thus, the Company is unable to predict accurately the amount or timing of future capital that it will need. The Company may not be able to obtain additional financing on acceptable terms, or at all, when and if needed. The inability to obtain necessary financing could materially and adversely affect the Company's business and results of operations.

     Competition. The Company operates in highly competitive markets. Most of its competitors have greater financial resources, broader experience, greater name recognition and more substantial marketing operations than does the Company. The industries in which the Company competes are characterized by ongoing product development efforts and evolving technology, and success depends in part on the ability to gain a competitive advantage through proprietary technology. Although the Company believes that its proprietary technology may give it a competitive advantage with respect to its technology-based products, competitors will continue to develop new technology. The Company's competitors may develop products that are viewed by customers as more effective or more economic than the Company's product lines. The Company may not be able to compete successfully against current and future competitors, and the competitive pressures faced by the Company may materially adversely affect the Company's business and results of operations.

     Recent Introduction of New Product Into New Market. Unlike the other businesses acquired by the Company, there had been no sales of the natural gas shut-off valve produced by Cashmere and marketed by the Company's Seismic Safety Products, Inc. subsidiary ("Seismic") before the Company acquired the technology for that product in November 1995. In addition, the natural gas shut-off valve is intended for consumer use and is being marketed to retail distributors of home improvement products and to natural gas utilities for sale to consumers. This is a different type of product than the Company's previous products, and a different kind of market than the markets in which the Company's other subsidiaries operate. Seismic began marketing the natural gas shut-off valve in December 1995, and received initial orders for the product beginning in March 1996. There is no assurance that this product will achieve market acceptance, or that Seismic will be able to market the product successfully or to compete in this new market. Failure of the natural gas shut-off valve to achieve market acceptance and to compete successfully could have a material adverse effect on Seismic's results of operations, although the Company has taken steps to minimize the effect that such a failure would have on the Company and its subsidiaries taken as a whole.

     Technological Change; Development of New Products. The market for the Company's products is characterized by steadily evolving technology and industry standards, changes in customer needs, and new product introductions. The Company's success will depend on its ability to enhance its current products, develop new products that meet changing customer needs, advertise and market its products, and respond to evolving industry standards and other technological changes on a timely and cost-effective basis. The Company may not succeed in developing new products or enhancing its existing products on a timely basis, and such new products or enhancements may not achieve market acceptance. Furthermore, from time to time the Company and others may announce new products, enhancements or technologies that have the potential to replace or render the Company's existing products obsolete. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, the introduction of new products or enhancements by others, or any significant delays in the development or introduction of new products by the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Key Personnel. The Company's success depends significantly on Donald A. Wright, the Company's Chief Executive Officer and President, and a small number of other senior management and operational personnel. The loss of the services of any of these employees could have a material adverse effect on the Company's ability to achieve its business objectives. The Company has key man life insurance policies on the life of Mr. Wright in the total amount of $3 million. The Company's growth and future success will depend in large part on its ability to attract and retain additional senior managers and highly skilled personnel to provide management and technological depth and support, to enhance and market its existing products and to develop new products. Competition for skilled management, technical, marketing and sales personnel is intense. There is no assurance that the Company will be successful in attracting and retaining the key management, technical, marketing and sales personnel needed to support its business and its recent and future acquisitions, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     Limited Protection of Proprietary Technology. The Company regards elements of its technology as proprietary and relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection methods to protect its proprietary technology. The Company has 33 U.S. patents, three U.S. patent applications pending, and one international, one Canadian, and one European patent application pending relating to certain of its technology and products. There is no assurance that the Company's patent applications will result in issued patents, that the Company's existing patents or any future patents will give the Company any competitive advantages for its products or technology, or that, if challenged, the Company's patents will be held valid and enforceable. Despite the precautions taken by the Company, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary, and existing intellectual property laws give only limited protection. Policing violations of such laws is difficult. The laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There is no assurance that these protections will be adequate or that the Company's competitors will not independently develop similar technology, gain access to the Company's trade secrets or other proprietary information, or design around the Company's patents. The Company may be required to enter into costly litigation to enforce its intellectual property rights or to defend infringement claims by others. Such infringement claims could require the Company to license the intellectual property rights of third parties. There is no assurance that such licenses would be available on reasonable terms, or at all. In fiscal 1996, the Company settled patent infringement litigation instituted by a competitor by purchasing two patents and granting the competitor a license to use the patents. The Company's issued patents expire at various times over the next 15 years. Although the Company believes that the manufacturing processes of much of its technology that is now protected by patents, particularly those of its Pacific Coast subsidiary, are sufficiently complex that competing products made with the same technology are unlikely, there is no assurance that the Company's competitors will not design competing products using the same or similar technology after these patents have expired.

     Environmental Matters. The Company is subject to federal, state and local laws, regulations and ordinances concerning solid waste disposal, hazardous materials storage, use and disposal, air emissions, waste water disposal, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for the Company because certain metals and chemicals used in its manufacturing processes are classified as hazardous substances. Since the Company acquired the Morel subsidiary in December 1995, the Company has initiated an environmental compliance program for the Morel facility, which includes obtaining all permits necessary for that facility to operate in compliance with applicable Environmental Laws. As part of this program, Morel in January 1996 obtained a permit to discharge air emissions. In January 1997, Morel completed the submission of an application to the State of Washington for a permit required under Environmental Laws to discharge waste water and storm water. On April 30, 1997, the State issued a temporary waste water and storm water permit to Morel. Although the Company believes that the final permit will be issued, there is no assurance that the final permit will be issued, and the failure to obtain this permit would have a material adverse effect on the Company. From time to time, the Company's operations may result in other noncompliance with Environmental Laws. If Environmental Laws are violated, the Company could be liable for damages and for the costs of remedial actions and could also be subject to revocation of permits needed to conduct its business. Any such revocation could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company. As a generator of hazardous materials, the Company is subject to financial exposure even if it fully complies with these laws. Environmental Laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. There is no assurance that any present or future noncompliance with Environmental Laws will not have a material adverse effect on the Company's results of operations or financial condition.

     Government Regulation. Certain of the Company's products are manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the federal government, the Company is directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Certain of these government regulations relate specifically to the vendor-vendee relationship with the government, such as the bidding and pricing rules. Under regulations of this type, the Company must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. The Company is also subject to many regulations affecting the conduct of its business generally. For example, the Company must adhere to federal acquisition requirements and standards established by the Occupational Safety and Health

Act relating to labor practices and occupational safety standards. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

     Availability and Cost of Materials. The Company does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. The Company generally has readily available sources of raw materials and other supplies it needs to manufacture its products and, where possible, the Company maintains alternate sources of supply. However, shortages of, and price increases for, certain raw materials and supplies used by the Company have occurred in the past and may occur in the future. Future shortages or price fluctuations could have a material adverse effect on the Company's ability to manufacture and sell its products in a timely and cost-effective manner.

     Product Liability. The Company is subject to the risk of product liability claims and lawsuits for harm caused by products of the Company. The Company maintains product liability insurance with a maximum coverage of $2 million. However, there is no assurance that the Company's insurance will be sufficient to cover any claims that may arise. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company.

     Shares Eligible for Future Sale. The sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Company's Common Stock. On completion of this Offering, assuming that the Convertible Preferred Stock is converted into 1,948,541 shares of Common Stock (see "Selling Shareholders") and that none of the Company's outstanding warrants or options have been exercised and no other additional shares of Common Stock have been issued, the Company will have 12,168,790 outstanding shares of Common Stock. On the effectiveness of this Registration Statement, up to 1,948,541 shares of Common Stock issuable on conversion of the Convertible Preferred Stock will become immediately eligible for sale in the public market without restriction.

     As of June 5, 1997, the Company had 10,220,249 shares of Common Stock outstanding, including the following publicly traded shares: (a) 125,000 shares sold in a public offering in 1988 by the Company's predecessor, Verazzana Ventures Ltd., a Nevada corporation ("Verazzana"), and (b) 2,250,000 shares registered by the Company's predecessor, PCT Holdings, Inc., a Nevada corporation ("PCTH"), in its registered public offering of July 1996 (the "July 1996 public offering"). The other 3,000,000 shares registered in the July 1996 public offering are issuable on the exercise of certain warrants. On exercise of those warrants, the following shares will be immediately eligible for resale in the public market without restriction: (i) 2,250,000 shares issuable on exercise of the Company's publicly traded warrants (the "Warrants"); (ii) 450,000 shares issuable on exercise of the warrant granted to the underwriters of the July 1996 public offering (the "Underwriters' Warrant"), including those shares issuable on exercise of the Warrants contained in the Underwriters' Warrant; and (iii) 300,000 shares issuable on the exercise of a warrant granted in connection with bridge financing before the July 1996 public offering (the "Bridge Warrant"). The Warrants have an exercise price of $4.6875 per share, subject to certain downward adjustments that will be determined based on the Company's audited fiscal 1997 net income, and the Bridge Warrant has an exercise price of $4.80 per share.

     The Company's outstanding Common Stock includes 2,898,170 shares issued by PCTH in connection with three offerings, in July 1995, November 1995 and May 1996, under Regulation S of the Securities Act. Those shares are available for resale into the United States without restriction at such time as an exemption from registration under the Securities Act is or becomes available.

     Another 4,947,079 shares of the Company's outstanding Common Stock are subject to restrictions on resale under Rule 144 of the Securities Act (the "Restricted Shares"). Of the Restricted Shares, the 62,500 shares issued to the original Verazzana shareholders in 1988 are eligible for immediate resale in the public market pursuant to Rule 144. Another 4,392,639 of the Restricted Shares are now eligible for resale in the public market under Rule 144. Those shares consist of: (a) a total of 3,176,175 shares issued in connection with a merger involving Verazzana and PCT Holdings, Inc., a Washington corporation, in February 1995; (b) 295,300 of the shares issued in connection with the first Regulation S offering in July 1995; (c) a total of 912,083 shares issued in connection with the acquisitions of Ceramic Devices, Inc. ("Ceramic Devices"), Seismic and Morel in April 1995, November 1995 and December 1995, respectively; and (d) 9,000 of the shares issued in November 1995 under the Company's Independent Director Stock Plan. The remaining Restricted Shares consist of (a) 14,400 shares issued in September 1996 and October 1996 under the Company's Independent Director Stock Plan, which will become eligible for resale under Rule 144 at various times after September 1997, and (b) 477,540 shares issued to Northwest Explosive Bonding, Inc., formerly Northwest Technical Industries, Incorporated, on April 30, 1997 in consideration for the acquisition of substantially all of its assets, which shares will become eligible for resale on April 30, 1998.

     As of the date of this Prospectus, 624,583 shares of the Company's outstanding Common Stock are subject to registration rights. Those shares consist of: (a) 587,083 of the Restricted Shares issued in connection with the acquisitions of Ceramic Devices, Seismic, and Morel,and (b) 37,500 shares issuable on exercise of a warrant held by the estate of one of the Company's directors, all of which are eligible for resale pursuant to Rule 144.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register another 2,260,000 shares of Common Stock, consisting of (a) the 2,000,000 shares reserved for issuance under the Company's Amended and Restated Stock Incentive Plan, (b) the 100,000 shares reserved for issuance under the Company's Independent Director Stock Plan, and (c) the 160,000 shares issuable on the exercise of warrants held by three employees of the Company. On the effectiveness of the Form S-8 registration statement and exercise of the relevant options, (i) 439,446 shares will be immediately eligible for sale, (ii) 845,000 shares will be eligible for sale on the expiration of a contractual restriction on July 15, 1997, and (iii) 87,570 shares will become eligible for sale after the expiration of various vesting periods between September 1, 1997 and June 1, 2000.

                              SELLING SHAREHOLDERS

     The Company sold 50,000 shares of Convertible Preferred Stock to the Selling Shareholders in a private transaction in February 1997 at a gross purchase price of $100 per share of Convertible Preferred Stock.

     The Selling Shareholders may convert their shares of Preferred Stock to Common Stock at any time after the earlier of (i) June 13, 1997, or (ii) the date that the registration statement of which this Prospectus is a part is declared effective. The Company may cause the conversion of the Preferred Stock to Common Stock after fifteen days' notice to the holders if (i) the average closing bid prices of the Common Stock for 20 consecutive trading days is greater than $6.11, and (ii) the underlying shares of Common Stock are registered or qualified for resale under federal and state securities laws and listed or quoted for trading on the Nasdaq National Market System or such other securities exchange or quotation system on which the Company's Common Stock is then traded. If not sooner converted, the shares of Preferred Stock will be automatically converted to Common Stock on February 28, 1999.

     On conversion of a share of Preferred Stock, the Selling Shareholder will receive a number of shares of Common Stock equal to $100 divided by the conversion price of the Preferred Stock. The conversion price will be the lower of (i) $3.49 or (ii) 85% of the average closing bid price per share of the Common Stock over the five days before conversion. As of June 6, 1997, 1,920,762 shares of Common Stock would be issuable on conversion of all of the Preferred Stock. The Company may issue up to 1,948,541 shares of Common Stock on conversion, and must redeem any Preferred Stock that it is not permitted to convert at a redemption price of $115 per share of Preferred Stock.

     The following table provides the names of the Selling Shareholders and the number of Shares being offered by each of them as if all of the shares of Convertible Preferred Stock of the Company were converted on the date of this Prospectus, and as if such shares were converted when the Common Stock has a market price of $3.02 (which would result in a conversion price of $2.57 per Share). These are only examples, and the actual number of shares of Common Stock issuable may vary, up to the total maximum of 1,948,541 shares of Common Stock, as the conversion price of the Series A Convertible Preferred Stock changes with the market price of the Common Stock as reported on the Nasdaq National Market System. The tables have been calculated assuming that each Selling Shareholder's percentage of the Common Stock issuable on conversion of the Convertible Preferred Stock will be the same as that Selling Shareholder's percentage of the Convertible Preferred Stock held before the Offering. Each Selling Shareholder's percentage of the Common Stock offered hereunder, and the number of Shares offered by any one Selling Shareholder may vary, however, because the Selling Shareholders may elect to convert their shares at different times and therefore at different conversion prices.


                Selling Shareholders                   Shares of             Common Stock        Common Stock
                                                    Preferred Stock           Issuable if         Issuable if
                                                  Held Before Offering         Converted           Converted
                                                                               on June 6,       at $2.57/Share
                                                                                 1997(1)              (2)
GAM Arbitrage Investments,  Inc.                          2,500                  96,038             97,276

AG Super Fund International Partners, L.P.                2,000                  76,830             77,821

Leonardo, L.P.                                           15,500                 595,438            603,113

Paresco, Inc.                                            10,000                 384,153            389,105


                                       11

Strome Global Income Fund                                 1,000                  38,415             38,910

Strome Partners, L.P.                                     5,000                 192,076            194,552

Strome Offshore, Ltd.                                     5,000                 192,076            194,552

Strome Family Foundation                                  2,000                  76,830             77,821

Mark Strome, IRA                                          1,000                  38,415             38,910

Cheryl Strome, TTEE  FBO The Cheryl                       1,000                  38,415             38,910

Strome Living Trust Dated 11/26/96

Strome Susskind Hedgecap, LP                              5,000                 192,076            194,552

TOTAL                                                    50,000               1,920,762          1,948,541

--------------

(1)  Assumes that all shares are converted at the same conversion price of $2.60

(2) Assumes that the market price of the Common Stock is $3.02, and that the conversion price of the Common Stock is thus $2.57. If the market price of the Common Stock were to drop below $3.02 per share, some Selling Shareholders would be unable to convert their shares of Convertible Preferred Stock to Common Stock and would be unable, therefore, to offer such Common Stock for sale in this Offering.

     If all the Shares being offered are sold, assuming that no Selling Shareholder buys any shares of Common Stock, no Selling Shareholder will own any shares of Common Stock after completion of this Offering. No Selling Shareholder has held any position or office or has had any other material relationship with the Company or any of its affiliates within the past three years.

     Each Selling Shareholder has represented to the Company that it purchased the Convertible Preferred Stock for investment, with no present intention of distribution. However, because such investors, even though buying the Convertible Preferred Stock for investment, may wish to be legally permitted to sell the underlying Shares of Common Stock when they deem appropriate, the Company has filed a Registration Statement under the Securities Act with the Commission with respect to the resale of the Shares according to the plan of distribution described in this Prospectus. The Company has agreed to prepare and file any amendments and supplements to the Registration Statement needed to keep the Registration Statement effective until the earlier of (a) two years after it is declared effective (subject to certain extensions), (b) the date as of which the Selling Shareholders may sell all the Shares without restriction under the Securities Act and (c) the date on which (i) the Selling Shareholders have sold all of the Shares and (ii) none of the Convertible Preferred Stock is outstanding.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may resell the Shares from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, by writing options on the Shares, or by a combination of such methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The Selling Shareholders may sell the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the buyers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the Shares by the Selling Shareholders. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this Prospectus. The Company has the right to suspend use of this Prospectus for limited periods of time under certain circumstances. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to pay all expenses (other than any underwriting costs, selling commission and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares by the Selling Shareholders.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     EXPERTS

     The Company's consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement of which it is a part have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The Company will pay all expenses in connection with the issuance and distribution of the securities being registered, excluding any underwriters' fees and expenses, brokers' commissions, and certain fees of counsel to the Selling Shareholders. Below is an itemized statement of the estimated expenses. All fees are estimated, except the Securities and Exchange Commission registration fee.

        *Registration fees................................$ 1,956
         Blue Sky fees....................................$ 5,000
         Legal fees.......................................$25,000
         Accounting fees..................................$ 5,000
         Nasdaq fees......................................$17,500
         Miscellaneous fees...............................$ 1,544

         Estimated total..................................$56,000

         * Amount paid with original filing on April 14, 1997;
         registration fee owing has decreased with adjustment to market price of registered shares.


Item 15. Indemnification of Directors and Officers.

     Article 8 of the Company's Articles of Incorporation authorizes the Company to indemnify its directors to the fullest extent permitted by the Washington Business Corporations Act through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors.

     In accordance with such authorization, Section 10 of the Company's Bylaws ("Bylaws") requires indemnification, to the fullest extent permitted by applicable law, of any person who is or has served as a director or officer of the Company, as well as any person who, while serving as a director or officer of the Company, served at the request of the Company as a director, officer, employee or agent of another entity, against expenses reasonably incurred because such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative.

     Notwithstanding these indemnification obligations, Section 10 of the Bylaws states that no indemnification will be provided (a) to the extent that such indemnification would be prohibited by the Washington Business Corporations Act or other applicable law as then in effect, or (b) except with respect to proceedings seeking to enforce rights to indemnification, to any director or officer seeking indemnification in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

     Section 10 of the Bylaws also provides that expenses incurred in defending any proceeding in advance of its final disposition shall be advanced by the Company to the director or officer on receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company, except where the Board of Directors adopts a resolution expressly disapproving such advancement.

     Section 10 of the Bylaws also authorizes the Board to indemnify and advance expenses to employees and agents of the Company on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses to directors and officers.


Item 16. Exhibits


 Exhibit
  Number   Description
 -------   -----------
   4.1 Amendment to Articles of Incorporation of the Company Containing Designation of Rights and Preferences of Series A Convertible Preferred Stock*
   4.2 Registration Rights Agreement between the Company and the Selling Shareholders*
   5.1     Opinion of Stoel Rives LLP**
  23.1     Consent of Moss Adams LLP
  23.2     Consent of Stoel Rives LLP (Included in Exhibit 5.1.)**
  24.1     Powers of Attorney**

--------------

* Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 12, 1997.

** Filed as an exhibit to the Registration Statement on Form S-3 filed with the Commission on April 14, 1997.


Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     That, for determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     The Company has agreed to indemnify the Selling Shareholders and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PACIFIC AEROSPACE & ELECTRONICS, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wenatchee, Washington, on June 9, 1997.

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.

                                       By         /s/ DONALD A. WRIGHT
                                          --------------------------------------
                                               Donald A. Wright, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on June 9, 1997.


           Signature                                 Title
           ---------                                 -----

     /s/ DONALD A. WRIGHT              Chief Executive Officer, President
----------------------------------     and Director
         Donald A. Wright              (Principal Executive Officer)

     /s/ NICK A. GERDE                 Vice President Finance, Chief Financial
----------------------------------     Officer and Treasurer (Principal
         Nick A. Gerde                 Financial and Accounting Officer)


     /s/ HERMAN L. "JACK" JONES*       Executive Vice President and Director
----------------------------------
         Herman L. "Jack" Jones


     /s/ ROGER P. VALLO*               Director
----------------------------------
         Roger P. Vallo


     /s/ DONALD B. COTTON*             Director
----------------------------------
         Donald B. Cotton


     /s/ ALLEN W. DAHL, M.D.*          Director
----------------------------------
         Allen W. Dahl, M.D.


     /s/ PAUL SCHMIDHAUSER*            Director
----------------------------------
         Paul Schmidhauser


    *By   /s/ DONALD A. WRIGHT
        --------------------------
              Donald A. Wright
             (Attorney-in-Fact)

                                INDEX TO EXHIBITS


 Exhibit
 Number    Description
 -------   -----------

   4.1 Amendment to Articles of Incorporation of the Company Containing Designation of Rights and Preferences of Series A Convertible Preferred Stock*
   4.2 Registration Rights Agreement between the Company and the Selling Shareholders*
   5.1     Opinion of Stoel Rives LLP**
  23.1     Consent of Moss Adams LLP
  23.2     Consent of Stoel Rives LLP (Included in Exhibit 5.1.)**
  24.1    Powers of Attorney**

--------------

* Filed as an exhibit to the Company's current Report on Form 8-K filed with the Commission on March 11, 1997.

** Filed as an exhibit to the Registration Statement on Form S-3 filed with the Commission on April 14, 1997.